Filed pursuant to Rule 424(b)(3)

Registration No. 333-267000

PROSPECTUS SUPPLEMENT NO. 4

(to Prospectus dated June 16, 2023)

2,270,000 Shares of Common Stock

Class A Common Warrants to purchase up to 2,270,000 Shares of Common Stock

Class B Common Warrants to purchase up to 2,270,000 Shares of Common Stock

Pre-Funded Warrants to purchase up to 2,270,000 Shares of Common Stock

Up to 6,810,000 Shares of Common Stock Underlying Warrants

This prospectus supplement supplements the prospectus dated June 16, 2023 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-267000). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on October 28, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of (a) 2,270,000 shares of our common stock, $0.001 par value per share, (b) Class A Common Warrants to purchase up to 2,270,000 shares of our common stock (the “Class A Warrants”), (c) Class B Common Warrants to purchase up to 2,270,000 shares of our common stock, (d) Pre-Funded Warrants to purchase up to 2,270,000 shares of our common stock, and (e) up to 6,810,000 shares of our common stock underlying the warrants.

Our common stock is quoted on the OTCQB under the symbol “PBLA.” On October 28, 2024, the last reported sales price of the common stock was $.34 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of the Prospectus and in any subsequent prospectus supplements to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 28, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 22, 2024
Date of Report (Date of Earliest Event Reported)

Panbela Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39468	88-2805017
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

712 Vista Blvd #305 Waconia, Minnesota	55387
(Address of Principal Executive Offices)	(Zip Code)

(952) 479-1196
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Securities registered pursuant to Section 12(g) of the Act: Common Stock, $0.001 par value

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 22, 2024, Panbela Therapeutics, Inc. (the “Company”) entered into a Note Purchase Agreement (the “Agreement”) with Nant Capital, LLC (the “Investor”). Pursuant to the Agreement, the Company (i) issued an interest-bearing Senior Convertible Promissory Tranche A Note (the “Tranche A Note”) for the principal sum of $2,850,000, and (ii) agreed to issue, on or before November 15, 2024, an interest-bearing Senior Convertible Promissory Tranche B Note (the “Tranche B Note,” and, together with the Tranche A Note, the “Notes”) for the principal sum of $9,150,000, in each case in exchange for a cash purchase price by the Investor to the Company equal to the same principal amounts.

The unpaid amounts payable under the Notes and the interest thereon are scheduled to become due and payable by the Company in full on the earliest to occur of (a) the date that is six months from the date of the Tranche A Note, (b) immediately before a change of control as defined in the Notes and (c) acceleration of the Notes upon an event of default as defined in the Notes (the “Maturity Date”). Interest on the outstanding principal amount of each Note will accrue from and including the date of issuance of such Note through and until full and final repayment in cash (or conversion pursuant to the terms of such Note) of all principal of and interest on such Note and all other outstanding Obligations (as defined in such Note). Interest on each Note will accrue at 8.00% plus the Monthly SOFR Rate (as defined in the Notes) and will be capitalized and paid in kind monthly until the Maturity Date. If an event of default under and as defined in a Note has occurred and is continuing, then all outstanding obligations under such Note will accrue interest at the default rate of 12% per annum plus the Monthly SOFR Rate, compounded monthly.

The Tranche A Note is convertible into shares of the Company’s common stock at a price per share equal to $0.37 upon the earlier of the Maturity Date and immediately prior to a Change of Control (as defined in the Tranche A Note). Pursuant to the Tranche A Note, the Investor has the right, at the Investor’s option, at any time on or before the Maturity Date, to convert all or a portion of the outstanding principal of the Tranche A Note and all or a portion of the accrued but unpaid interest on the Tranche A Note into the Company’s common stock at a price per share equal to $0.37. The Investor’s optional right of conversion is subject to an aggregate beneficial ownership cap of 33.33%. The Tranche B Note will be issued on substantially similar terms as the Tranche A Note.

The proceeds from the sale of the Notes will be used for the Company’s general corporate purposes and to repay certain existing indebtedness. The Agreement and Notes contain customary representations and warranties, affirmative and negative covenants and events of default for an unsecured financing arrangement. Also, the Company may not make any dividends or other distributions with respect to any equity interests in the Company or any of its subsidiaries, or any payment on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests or any option, warrant or other right to acquire any such equity interests, subject to certain limited exceptions for outstanding rights and equity compensation.

The Company’s wholly-owned subsidiaries, Cancer Prevention Pharmaceuticals, Inc. and Panbela Research, Inc. have entered into a Continuing Guaranty Agreement (the “Guaranty”) in favor of the Investor whereby each has agreed to guaranty the Company’s obligations under the Agreement and Notes.

The foregoing descriptions of the Agreement (including the form of Tranche B Note), Tranche A Note and Guaranty do not purport to be complete and are qualified in their entirety by reference to the full text of the Agreement, Tranche A Note and Guaranty, which are filed as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The Tranche A Note was, and the Tranche B Note is expected to be, issued in reliance on the exemption from registration set forth in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), as securities issued pursuant to a private placement.

Neither of the Notes issued (or promised to be issued) in the transactions contemplated herein have been registered under the Securities Act or applicable state securities laws and none may be offered or sold in the United States absent registration under the Securities Act, or an exemption from such registration requirements.

Cautionary Statement Regarding Forward-Looking Statements

This report contains “forward-looking statements,” including within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “believe,” “can,” “design,” “expect,” “focus,” “intend,” “may,” “plan,” “positioned,” “potential,” “will” and “would.” All statements other than statements of historical fact are statements that should be deemed forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially and adversely from the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) our ability to obtain additional capital, including the Tranche B Note, on acceptable terms or at all, required to implement our business plan; (ii) our lack of diversification and the corresponding risk of an investment in our Company and the corresponding risk of potential deterioration of our financial condition and results due to failure to diversify; (iii) our ability to obtain and maintain our listing on a national securities exchange; (iv) results, progress and success of our randomized Phase Ia/Ib and Phase II/III clinical trials; (v) our ability to demonstrate the safety and effectiveness of our product candidates: ivospemin ( SBP-101 ), Flynpovi, and eflornithine (CPP-1X); (vi) potential delays or risks to the success of our randomized Phase II/III clinical trial resulting from a termination in our relationship with our CRO; (vii) our ability to obtain regulatory approvals for our product candidates, SBP-101, Flynpovi and CPP-1X in the United States, the European Union or other international markets; (viii) the market acceptance and level of future sales of our product candidates, SBP-101, Flynpovi and CPP-1X; (ix) the cost and delays in product development that may result from changes in regulatory oversight applicable to our product candidates, SBP-101, Flynpovi and CPP-1X ; (x) the rate of progress in establishing reimbursement arrangements with third-party payors; (xi) the effect of competing technological and market developments; (xii) the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims; and (xiii) such other factors as discussed in Part I, Item 1A under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, any additional risks presented in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Any forward-looking statement made by us in this report is based on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement or reasons why actual results would differ from those anticipated in any such forward-looking statement, whether written or oral, whether as a result of new information, future developments or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1*	Note Purchase Agreement, dated October 22, 2024, between Nant Capital, LLC, as Investor, and Panbela Therapeutics, Inc., as Company.
10.2	Senior Convertible Promissory Tranche A Note issued to Nant Capital, LLC, dated October 22, 2024.
10.3	Continuing Guaranty Agreement, dated October 22, 2024, made by Cancer Prevention Pharmaceuticals, Inc. and Panbela Research, Inc., in favor of Nant Capital, LLC
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the inline XBRL document).

* Pursuant to Item 601(a)(5) of Regulation S-K, the exhibits and schedules to Exhibit 10.1 have been omitted from this report and will be furnished supplementally to the Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Panbela Therapeutics, Inc.
Date: October 28, 2024	By:	/s/ Susan Horvath
Susan Horvath
Chief Financial Officer